Exhibit 16.1

Letter from BFB dated April 2, 2024

BF Borgers CPA PC

Certified Public Accountants

5400 W Cedar Ave

Lakewood, CO 80226

Telephone: 303.953.1454

Fax: 303.945.7991

April 2, 2024

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re Yunhong Green CTI Ltd.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated April 1, 2024, of Yunhong Green CTI Ltd. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO